Exhibit 99.3


                  MMDS COMPANIES REALIGN THEIR INTERESTS;
       ANNOUNCE COOPERATION ON FLEXIBLE 2-WAY USE OF THEIR SPECTRUM

     December 3, 1998. Dallas, Texas. CAI Wireless Systems, Inc. (OTC:
CCAI)("CAI"), Heartland Wireless Communications, Inc. (OTC:
HARTQ)("Heartland") and CS Wireless Systems, Inc. ("CS Wireless") jointly announced today that they entered into a Master Agreement on December 2, 1998 under which, among other things, CAI acquired Heartland's approximately 36% equity interest in CS Wireless. Additionally, CS Wireless and Heartland agreed to exchange certain spectrum assets and equipment for cash consideration, cancellation of CS Wireless' obligations on certain outstanding CS Wireless indebtedness to Heartland and the mutual release of certain other claims.

     The parties also agreed to cooperate in a joint effort to permit timely filing with the Federal Communications Commission ("FCC") of developmental and permanent authority for 2-way use of the parties' respective MMDS spectrum in contiguous and adjacent markets to allow full, flexible 2-way use of this spectrum for telephony, high-speed Internet access and other services. The parties have agreed to give priority to the Dallas/Fort Worth, Texas market, where CS Wireless intends to file a developmental application in the near future.

     In connection with the transactions, a consent and waiver (the "Consent") from the holders of a majority of the principal amount of CS Wireless' outstanding 11-3/8% Series B Senior Notes due 2006 (the "Senior Notes") was obtained, pursuant to which CS Wireless will pay a consent fee of $3.125 per $1,000 principal amount to all holders of record on December 3, 1998. The Consent also contemplates that CS Wireless will redeem the CS Wireless shares purchased by CAI for the same cash consideration paid therefor by CAI. The consent fee is expected to be paid within the next three months.

     MMDS operators use FCC-licensed microwave frequencies in the 2.1-2.7 GHz range to deliver cable television programming and high-speed Internet services. Heartland Wireless Communications, Inc. is America's largest MMDS operator, servicing approximately 163,500 subscribers in 57 markets. Heartland currently holds wireless cable channel rights in 90 small to mid-size markets located in the central United States. CAI and CS Wireless are among the largest MMDS operators servicing approximately 35,100 and 64,500 subscription video subscribers, respectively. CAI's markets are located in the northeastern and mid-Atlantic United States. CS Wireless' markets are located in the central and southwestern United States.

CAI Contact:   James P. Ashman
               Executive Vice President and CFO
               518-462-2632

CS Wireless Contact: Albert G. McGrath, Jr.
               General Counsel
               972-398-5300

Heartland Contact: Marjean Henderson
               Sr. Vice President and CFO
               (972) 633-4035